Exhibit 99.2

CORPORATE PARTICIPANTS

Jane Freeman
Scientific Learning - SVP and CFO

Bob Bowen
Scientific Learning - Chairman and CEO

CONFERENCE CALL PARTICIPANTS

Kirsten Edwards
ThinkEquity Partners - Analyst

Payne Lancaster
EFO Holdings - Analyst

Geoffrey Nixon
MCM - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen and welcome to the third quarter 2005 Scientific Learning earnings conference call. My name is Meagan and I’ll be your coordinator for today.

(Operator Instructions)

I would now like to turn the call over to your host for today’s presentation, Ms. Jane Freeman, senior vice president and CFO. Ma’am, you may proceed.

Jane Freeman - Scientific Learning - SVP and CFO

Hi, everybody. Before we proceed, I’d like to inform you that during the course of this conference call, we’ll make projections and other forward looking statements that are subject to the Safe Harbor created by the Federal Securities laws. They include statements relating to projected levels of revenue, sales, margin, expenses, profit or loss, cash flow and other financial results and the drivers behind them, trends in the K-12 education market, including available funding, results that may be achieved by the use of our products, and new product introductions.

Such statements are subject to risks and uncertainties, and the results may vary from our projections. Our filings with the SEC include additional information about factors that could cause future results to differ from those discussed in this call.

We will be filing a transcript of this conference call with our press release in an 8-K next week. During the call we will be discussing booked sales, which is a non GAAP financial measure. We

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believe booked sales is a better measure of current business activity than revenue. A reconciliation of booked sales revenue and deferred revenue is included as supplemental information in the investor information section of our Web site at www.scientificlearning.com

Commercial reproduction and distribution of this conference call may be made only after written permission. A replay will be available on our Web site. And now I’d like to turn the call over to Bob Bowen, our Chairman and CEO.

Bob Bowen - Scientific Learning - Chairman and CEO

Thanks, Jane. K-12 booked sales for the third quarter were up 47% despite two major hurricanes that directly impacted Texas, Louisiana, Mississippi, and Alabama. We now have licensed 3,700 schools and enrolled over 571,000 learners to use Fast ForWord®. At the same time last year, we had licensed 3,000 schools and enrolled 420,000 learners.

Despite these positives, booked sales results for the third quarter were below our expectations. We entered 2005 anticipating that school districts would spend available funds more quickly as state funding environments continued to improve. Through three quarters, we have instead seen educational leaders grow more cautious in their decision making, extending purchasing processes in both large and small transactions. The counter to the caution is the increasing accountability requirements being placed on schools and school districts.

This caution is best illustrated in the transactions that we anticipated closing in the second quarter but were carried into the third. As you may recall, there were 13 of these transactions over $100,000. These transactions had a total forecasted value of $2.7 million. Our sales managers forecasted all 13 to close in the third quarter. In fact, we closed four, three additional sales were victims of the hurricanes. Of the remaining six, two are forecasted to close in the fourth quarter, and four are on the upside for the quarter. The good news for the four we closed in the quarter is that the total sales from these transactions were more than double the forecasted value. For the three transactions impacted by hurricanes, we have confirmation from the customers that we should anticipate order documents within the next two weeks. For the remaining six transactions, the reason for the slow process is varied, but all produce an environment that can be described as more caution in decision making.

We had told you previously that we did not anticipate the Texas funding issues to impact Fast ForWord software sales since our primary funding streams are from federal dollars. It is now clear that there are districts delaying decisions until the Texas legislators pass legislation to address the overall state funding formula. Our booked sales in Texas are down 8% over three quarters compared to last year. This sales decline has occurred despite record pipelines, growing penetration and awareness in the state, exceptional research results emerging from independent studies from Texas districts, and new legislation calling for neuroscience based reading intervention solutions focused on neuro-cognitive skills development.

These shortfalls in Texas are resulting in a disappointing year for our Great West Region, which has been our most consistent and highest performing region over the past four years. The Southeast Region is also having a disappointing year after a great year in 2004.

When we reaffirmed our guidance in early September, we believed that the impact of Katrina could be recovered in the fourth quarter. Our changed outlook for the year is not about the direct impact of the hurricanes, but about the slowing decision processes in school districts for both small and large transactions. We have also adjusted our outlook for the year to include Hurricane Wilma, but that impact is relatively small.

We remain optimistic about the long term outlook for the K-12 market. However, we are adjusting to the realities of a lengthening sales cycle by the increases we have made to our sales and marketing capacity, as well as increasing the frequency of low cost service touches with our customer base. We have and will continue to examine how we can shorten sales cycles; however, it is my experience that the results from such initiatives to shorten sales cycles are far less predictable, particularly when you are dealing with an overall market condition.

We are disappointed with our sales results for the year and our inability to forecast the business. This planning setback belongs squarely on my shoulder, but is not from a lack of attention, focus or discipline in our processes. I simply waited too long to expand our capacity in key areas in my drive to strengthen our balance sheet and get the business profitable. I do not want you to misunderstand my message and intent. While we are adding capacity in key areas, we will be attacking costs in other areas to maintain a strong balance sheet and achieve reasonable profit margins. We remain committed to and believe we can achieve our long-term business model.

It is important to note some excellent results. Our Midwest sales region met quota in the third quarter and delivered its forecast. Sales are up in the Midwest year-to-date more than 40%.

The Northeast is having a solid year and is up 54% when Philadelphia is removed from the comparison. They have had two million dollar transactions with district-wide purchases in Christina School District in Delaware, and the Marion County Schools, in West Virginia.

Nationally, we have great momentum in Kentucky, New York State, Mississippi, Massachusetts, and Alaska. We have solid results in Ohio, Illinois, Washington, Nevada, Alabama, Arizona, West Virginia, Delaware and Connecticut.

I continue to be pleased with the progress we are making on our key strategic and operational goals. These three goals are to 1) make our Fast ForWord family of software an accepted solution in the K-12 reading intervention market, 2) increase our sales capacity while continuing to improve productivity and 3) establish the science and research supporting our Fast ForWord software as a market differentiator.

Our focus in gaining acceptance for our unique reading intervention software is concentrated in three initiatives, 1) building brand awareness, 2) increasing our service and support touches to enable appropriate and successful use of Fast ForWord software and 3) expanding our product line.

In the quarter, we completed a very successful National Executive Forum, two regional Brain Summits, a forum with the Center for Quality Leadership, and numerous presentations at national and state educational conferences. These events are attracting record attendance from leading educators to explore our unique reading intervention and the science and research that support these software applications. Approximately 70% of the educational leaders who attend these intensive sessions subsequently purchase Fast ForWord. The interest in the Fast ForWord family of products is higher than ever and captured in our record sales pipelines. On the implementation side, we have recently added Progress Monitoring for all schools using Fast ForWord software. This new service has been designed to insure that all sites receive regular, proactive phone calls offering specific recommendations for the use of Fast ForWord software. The calls are carefully planned based on a detailed analysis from Progress Tracker, our online monitoring system. This data analysis enables specific recommendations to be developed for the school staff. Since there is a direct correlation between the content a student completes and increased test scores, Progress Monitoring focuses schools on the key elements critical to getting students successfully through the content. The initial feedback from our customers is very positive to this expanded service offering, and our sales and field based service professionals have the same view.

We also continue to expand our online Customer Connect service that is available only to customers with active support agreements. This service includes an extensive knowledge base that can be queried for either instructional or technical help. Additionally, our online seminars continue to grow and attract customers. We offer unique topics focused on achieving better results with Fast ForWord. We can also easily make available our scientists, consultants, service professionals, and other customers to lead these sessions. Progress Monitoring, Customer Connect, and online seminars are excellent examples of cost effective ways to expand our service capacity, while increasing the effectiveness of Fast ForWord use by teachers and students.

We continue to expand our regional Fast ForWord Circle of Learning Conferences for our customers. We conducted sessions in Rochester, NY, and Kansas. The NY session was co-sponsored by the Rochester School District, and the Kansas session was co-sponsored by our partner, the Smoky Hills Regional Service Center. These regional Circle of Learning Conferences, along with the national meeting are powerful forums for sharing learning, improving implementation effectiveness, and building the base to effectively spread the word about the unique Fast ForWord neuro-cognitive software to quickly, effectively, and enduringly build the learning capacity of struggling readers.

Finally, in the quarter, we released 23 enhancements to our Gateway Edition and Progress Tracker and have released 68 year-to-date. This is offering excellent value to our customers for their support fees and making Fast ForWord software easier to install, maintain, and use. Because of these enhancements, internal maintenance costs are going down for our customers, and the technical calls to our support lines have been significantly reduced. This is terrific progress, and is being accomplished within planned operating budgets.

In the third quarter, we released Fast ForWord to Reading 5 on budget and on schedule. This software addition is focused on driving the neuro-cognitive skills for upper elementary, middle and high school students essential for fluency in reading comprehension and critical thinking skills. Fast ForWord to Reading 5 brings the total number of products released in 2005 to three and all released on schedule and within budget. We now offer ten products in the Fast ForWord family. These products provide a much broader reading intervention solution from pre-K to 12 and allow districts to reach students from those that are severely impaired in their learning capacity to students who are on the bubble relative to reading proficiency and performance on state assessments. We have the intervention applications that will allow students to achieve reading proficiency by moving through a series of the Fast ForWord software applications and in conjunction with their traditional reading instruction. Fast ForWord software uniquely builds learning capacity through the development of foundational neuro-cognitive skills that are required to read and learn proficiently.

Our second goal is concentrated on building sales capacity while continuing to improve productivity. We are currently fully staffed in our sales organization and driving desired turnover based on performance and fit. We have added our first district sales manager to ensure that as we add capacity, we have the sales management strength required to develop, support and guide these important assets. The district manager will also carry an individual territorial quota. We continue to be pleased with our ability to attract top talent to our team. It is another indication of the strength of our unique intervention. In the third quarter, our new territories did begin to produce, and we believe this production will continue in the fourth quarter with significant output in 2006.

We closed 15 transactions in the quarter over $100,000 compared to the same number in last year’s third quarter, however, these 15 transactions were almost double the sales volume when compared to last year’s third quarter. This is very positive since it means we are getting more sites and more students in each site gaining access to Fast ForWord. Year-to-date, we have closed 50 large transactions compared to 48 last year. While we continue to make progress on average transaction size, we are only closing about 50% of the forecasted transactions for a quarter and little of the upside, which is another indication or confirmation of the lengthening sales cycle. We also are carefully examining whether our drive to increase the size of these larger transactions to obtain more critical mass in a district and reach more students is potentially another factor in lengthening sales cycles. We know the sales cycle in mega transactions (transactions over $2.0 million) is much longer and less predictable. We have eliminated these from our planning and control the decision to pursue a mega transaction at a corporate level. We continue to believe there will be more of these transactions based on the continued success of Philadelphia, Dallas, Chicago, Miami, and other large implementations.

We will not obtain our productivity goal for the year after three years of consistently exceeding these targets. We believe that our expanded sales capacity, our increased service touches and our expanded and enhanced product line and increased marketing activity will enable us to reach our productivity goals in 2006 without dependency on mega transactions.

Our final goal is to establish the research and science that support the Fast ForWord software applications as a market differentiator. Dr. Paula Tallal, the co-founder and Co-Director of the Center for Molecular and Behavioral Neuroscience at Rutgers University and one of our founding scientists has been invited to make a major presentation in the Presidential Symposium at the Society for Neuroscience’s annual meeting, which will be held on Sunday, November 13, in Washington, DC. Dr. Tallal’s address will focus on her, Dr. Michael Merzenich, and other leading neuroscientists’ research that span more than 30 years on how the brain learns language and reading and can be quickly changed to provide greater perceptual and cognitive capacity for students to learn and read effectively. She will link this basic research to the ultimate development of the Fast ForWord software applications that have been shown to be both scalable and affordable for more than 571,000 students in 3,700 schools and 5,000 clinics. This is an extremely prestigious invitation and demonstrates the potential breakthrough that this application of brain research holds for addressing the problems of struggling readers in our nation, as well as millions around the world whose economic success depends on learning to speak and read English fluently. There will be a major press conference preceding Dr. Tallal’s address.

Thirteen more independent school district research studies were published in the third quarter and are now available on our Web site. This includes results from the Christina School District in Delaware. This is a district-wide implementation of Fast ForWord. Dr. Joey Wise, superintendent of the Christina School District, made a standing room only presentation at the recent meeting of the Council of Great City Schools demonstrating how Fast ForWord was a core and unique element of their district literacy initiative.

Since the beginning of 2004, 65 independent school research studies have been published. And there are more than 200 studies on the efficacy of Fast ForWord and more than 600 published articles about Fast ForWord or the research that lead to the development of these software applications. Many of these articles are in major scientific journals that require peer review and rigorous standards for publication.

Before I turn this over to Jane Freeman, our Senior Vice President and CFO, I want to make you aware of how we are responding to school districts that have been impacted directly and indirectly by Katrina and Rita. We have suspended support and subscription fees for any district and schools that are closed. We are offering special assistance as the school districts and schools re-open to help make the restart with Fast ForWord as smooth and effective as possible. We are also offering a complimentary, six month Fast ForWord software license to any school district that is taking in students from school districts or schools that have been closed. We are making every effort to support our customers and districts being impacted by these devastating hurricanes. We will make this same offer to districts impacted by Wilma; however, we do not anticipate any schools or districts being closed for a lengthy period of time.

I will now ask Jane to provide more detail on the third quarter and year-to-date financial results as well as her own perspectives on the business. Jane?

Jane Freeman - Scientific Learning - SVP and CFO

Thanks, Bob.

Third quarter booked sales were $9.2 million, an increase of 42% from the third quarter of 2004. For the first nine months, booked sales totaled $26.0 million and declined10% from $29.1 million in the first 9 months of 2004.

K-12 sales were $8.4 million for the quarter, an increase of 47%. For the first nine months, K-12 sales were $23.7 million, down 10% year over year.

As expected, we received the service and support renewal from the City of Philadelphia. Excluding sales to Philadelphia from both 2003 and 2004, Q3 booked sales increased 22% and year to date sales increased 9%.

As Bob said, though we saw strong growth during the quarter, these results were a disappointment to us. About 76% of sales in the quarter were to existing customers, it was 75% in the third quarter last year.

We continue to see good results on our initiative to sell more on site services to K-12 customers to drive implementation success. On site services sales were 16% of K-12 sales in the quarter, compared to 12% last year.

Sales to customers outside of K-12 schools totaled $730 thousand for the quarter, down 2% year over year, and were $2.3 million, down 8% year to date. These results are slightly below our targets for the year.

Revenue for the quarter was $9.8 million, an increase of 18% compared to the third quarter of 2004. For the first nine months, revenue increased 46% and totaled $33.3 million.

Revenue continued to benefit from the roll off of deferred revenue from sales made in previous years as well as from the impact of the pricing change we made in the fourth quarter last year which resulted in us recognizing revenue from most of our perpetual license sales on an up front basis.

We shipped Fast ForWord to Reading 5 in the quarter, it had a modest impact on revenue of approximately $0.5 million.

Our mix of business this year has resulted in us taking a longer time to recognize revenue than we had expected at the beginning of the year. During the quarter, we recognized about 43% of third quarter sales as revenue. This was lower than expected and below the range of 45% to 60% we had expected entering into the year and reflects the particular transactions we entered into.

Among the contributors to the low proportion of current sales recognized into revenue were the Philadelphia renewal which had no impact on revenue in the quarter and the Hurricanes Katrina and Rita. Bob mentioned, we suspended service and support for those customers and in addition we were unable to perform training that we expected. We expect those hurricanes and these offerings that we’re making to have a continued modest negative effect on the fourth quarter as well.

Another way we see the longer average period to recognize revenue manifest itself is in looking at the balance in long term deferred revenue. Long term deferred revenue has increased from $5.8 million at year end to $6.7 million at the end of the third quarter. We had expected long term deferred revenue to decline.

Product revenue totaled $7.3 million compared to $6.0 million for the third quarter last year, an increase of 20%. For the first nine months, product revenue increased 54% to $26.0 million, compared to last year’s $16.9 million. Service and support revenue totaled $2.6 million, an increase of 13%. For the year to date, Service and support revenue increased 25%.

Gross margins were 82% in the third quarter compared to 79% in the third quarter of 2004. For the nine months, gross margins were 83% compared to 78% for the first nine months of 2004. We had higher margins for both software and service and support and a higher proportion of software in the mix.

Software gross margins improved from 92% to 94%. The largest factor was a decline in material and fulfillment costs. Our most recent version of Gateway Edition provides for automatic updates and so we are shipping less product to existing customers. Royalties also rose at a lower rate than revenue due to changes in product mix and amortization of capitalized software continues to decline as a percentage of revenue.

Service and support gross margins improved from 42% in the third quarter of last year to 47% this year. This is primarily due to leverage on fixed costs as well as a decline in our support costs year over year.

Gross margins declined sequentially due to a lower proportion of software in the revenue mix in Q3 compared to Q2.

Operating expenses for the quarter were $5.7 million and declined 4% year over year. For the first nine months operating expenses totaled $20.5 million, an increase of 18%.

Operating expenses were lower than expected. Because we’ve lowered our projections for sales for the year, we have made a catch-up adjustment for the accruals for incentive compensation. The swing compared to last year was about $1.2 million. Excluding this adjustment operating expenses for the quarter would have been up about 16%. Despite slower than expected growth, we have continued to invest in expanding our sales force and increasing our marketing presence. G&A has also increased due to higher audit fees and expenses incurred in preparation for Sarbanes-Oxley 404.

For the year to date, operating expenses have increased 18%, incentive compensation is about 1.1 million below last year, if it were flat, then YTD operating expenses would have been up about 24%.

We expect reported operating expenses to increase in the fourth quarter compared to the third quarter but to be below the fourth quarter of 2004 when we had unusual expenses associated with the restatement.

Operating profit in the third quarter was $2.3 million compared to $636K in the third quarter last year. For the nine months ended September 30, 2005, operating profit totaled $7.1 million compared to $408K for the same period in 2004.

Operating margins for the quarter and year to date were 24% and 21%, respectively. As we have previously discussed, this overstates our true level of profitability because of the excess revenue this year.

We are now paying state income taxes as well as accruing for AMT. During the third quarter we accrued taxes at a 7% rate, bringing us to a blended rate of 4% for the year. Pretax income was $2.4 million compared to $674 thousand last year in the third quarter.

Net income was $2.3 million compared to $667K last year for the third quarter and $7.1 million, compared to $326 thousand for the nine months.

Basic and diluted earnings per share for the quarter were $0.14 and $0.13 respectively compared to $0.04 for both basic and diluted last year. For the nine months, basic and diluted EPS was $.43 and $.40 compared to $.02 last year.

We had $12.5 million in cash and short term investments at the end of the third quarter, up from $7.3 million at the end of the second quarter.

Because of the decline in sales and increase in expenses, we have generated less cash from operations this year than last. During the third quarter, we generated $3.9 million in cash from operating activities compared to $9.0 million in the third quarter of 2004. We have also received additional payments of $1.3 million from our outstanding officer loans. The loan balance, including accrued interest was $1.6 million at year end.

Accounts receivable were $4.9 million compared to $5.1 million on September 30, 2004 and DSOs were 48 days compared to 72 days last year.

Because sales were below revenue during the quarter, deferred revenue declined by about $600 thousand to $18.4 million at quarter end.

Moving to the outlook for 2005, as a result of this longer sales cycle, and the challenges we have had in forecasting, we are revising our guidance downward for the year. This is a huge disappointment to us.

Sales are now expected to be in the range of $34.5 to 35.5 for the year. This would be a decline of 5%-10% for the year overall. Excluding the Philadelphia transactions in both years, the increase would be about 6-9%. This implies fourth quarter sales growth of 5%-15%.

Revenue is expected to be in the range of $41 to $42 million for the year, an increase of about 30-35%. Fourth quarter revenue is expected to be pretty flat with last year. The change in revenue recognition for perpetual licenses occurred in the fourth quarter of 2004 and we have conservative but realistic assumptions about our sales mix. We expect about $4.3 million of our deferred revenue balance to be recognized as revenue in the fourth quarter, so roughly half of our fourth quarter revenue is in-house.

Net income is expected to be in the range $6.2 to $7.0 million for the year and we expect to see a modest net loss in the fourth quarter.

These estimates do not include any option expense. We have decided not to adopt FAS 123R until the first quarter next year when it is required.

Basic earnings per share are expected to be in the range of $0.37 to $0.42 for the year and diluted EPS are expected to be in the range of $0.35 to $0.39.

Despite our disappointment in this year’s results, we are optimistic about sales growth for 2006 and believe our sales growth target of 20% -30% is realistic and achievable. We see no reason to believe that the sales cycles will slow further. We will be aided by a larger and more experienced sales force, more market awareness of the Fast ForWord products, a larger installed base to serve both as references and expansion targets as well as a better overall market environment.

2006 will be a transition year. While we believe we have fairly easy comparisons from a sales perspective, from a P&L viewpoint, we will have challenging comparisons. Primarily because revenue has benefited this year from the change in revenue recognition for perpetual licenses.

Revenue in 2005 is expected to exceed sales by about $6.5 million. 2006 is expected to represent a more normal pattern, with revenue below sales. As a result, we expect revenue in 2006 to be flat to down about 10% compared to 2005 levels.

We are in the midst of our planning cycle for next year and evaluating our spending priorities, so we are not providing profit guidance at this time. We expect to have healthy profits, but they will be below the level of 2005 reported profits, as we adopt FAS 123 R, accrue for a more normal level of incentive compensation and invest selectively for future growth. Cash flow from operations is expected to be strong.

We will update you on our profit goals for the year in late December or early January.

And now I’d like to turn the call back over to Bob.

Bob Bowen - Scientific Learning - Chairman and CEO

Thanks, Jane.

The recently released NAEP (National Assessment of Education Progress) data make it clear that we continue as a nation to make little progress on our 40 year goal of closing the gap between successful and struggling readers. This newly released test data shows this problem growing worse as students move through the grades. We continue to see solid indications that educators in growing numbers are attracted to investigating the unique proposition being offered through the science and research that the Fast ForWord applications offer to this challenging and persistent problem.

The mandate being placed on school districts and schools to achieve universal literacy for all with severe penalties for not showing adequate yearly progress towards this goal provides a favorable environment. We are quickly adjusting to the increasing caution in decision making within the market. We are in the process of developing our 2006 operating plan based on these changes. This plan will continue to increase our sales and marketing capacity, as well as employ cost effective strategies to increase our service touches with each school site. At the same time, we will be attacking cost structures so that our balance sheet remains strong. We expect to continue to produce reasonable profit margins while moving towards the achievement of our business model. This plan is directed at increasing our sales pipeline to a level where we can achieve quarterly targets at lower close ratios.

We see 2006 as the second year in a two year transition for our business. The strategic pricing change we made at the end of 2004 required a change in how we recognized software license revenue. This resulted in more of our software license revenue being recognized on shipment. At the same time, the run off in deferred revenue also flowed into our income statement, producing an extra ordinary revenue growth in 2005 year-to-date and a corresponding favorable impact on profits. With these tough revenue comparisons, we are anticipating no revenue growth in 2006 and a corresponding impact on profit margins. As we enter 2007, we are projecting to have this transaction behind us. We believe that we can grow booked sales in the 20% to 30% range for both 2006 and 2007.

In 2007 we believe that revenue growth will be more aligned to booked sales growth rate with this revenue growth evident in our profit margins. In this transition period, growth in booked sales and cash flow will continue to be the best indicators of overall business health and future profit margins.

We appreciate your participation in this call, as well as your continued support and interest in our business. Operator we will be glad now to take questions.

TRANSCRIPT

Editor

Thank you, sir, and ladies and gentlemen, (Operator Instructions)

And your first question comes from the line of Kirsten Edwards with ThinkEquity Partners.

Bob Bowen - Scientific Learning - Chairman and CEO

Hi, Kirsten.

Kirsten Edwards – ThinkEquity Partners

Hi you guys, good afternoon. Can you explain to me a little bit more color on this increased caution and what you think is driving that and whether that was concentrated in the Texas area? I wasn’t clear about that, or if it was more nationwide.

Bob Bowen - Scientific Learning - Chairman and CEO

It’s really nationwide, so it’s not any one think. When you talk to educators about this, it seems like it’s a whole assortment of things. As an example the most recent thing that educators are talking to me about, particularly superintendents, is the impact of increased gas prices.

Imagine the added expense with the current gas prices when you think about all the school buses that school districts run. The superintendent in one of the Florida districts was telling me that his operating expenses for the year are going to be a $1 million over budget because of these gas prices. He’s fundamentally shut down any extracurricular bus activities. So he’s not busing bands to ball games, etc. The booster clubs are having to pay for that. What he told me was that all his purchasing decisions are coming under scrutiny by parent groups. They are asking why are you buying X when you won’t give us the buses to do X, Y and Z?

And even though the funds come out of a different bucket, for instance, we’re typically coming out of federal funds, which cannot be used to fund gas for the buses, it still creates this caution. That’s just one example. We started seeing it in the first quarter, but it wasn’t as evident as it was in the second.

So it’s not just the gas prices; it’s kind of this general caution. We really thought, as we entered the year, it would be the opposite because state funding is improved, so the state budget problems are less. I’ve gone through these cycles of cuts before. Another thing that we’ve been told is there has been a big push this year in the state adoption cycles with textbooks. So a lot of focus inside the districts in the adoption states is on textbook purchases because of the cycle.

We’ve been told that’s consuming a lot of their time and energy. We’ve had some examples of that in delaying orders, but it’s not universal. So when you get these reasons they’re all over the lot, but when you cut through and ask why are those decisions not getting made in a more typical fashion, it’s just real caution.

Now, we see the decisions to purchase Fast ForWord still happening. The good news is that we’re not getting to the point where people are just not making any decision or taking the decision off the table. It’s just taking us longer to get the decision through the buying processes.

Kirsten Edwards, ThinkEquity Partners

And is this generally for mid level deals that you’re talking about?

Bob Bowen - Scientific Learning - Chairman and CEO

No, it’s hit us in small transactions as well as big. I could understand if it was just our bigger (over $100,000) transactions. Then the delay could be caused by our trying to size up a deal. What we’re trying to do is to get more schools and more students because it gives us a bigger impact in the district and moves us toward district-wide adoption.

If it was occurring there I’d understand it, and I’d be a little more suspicious that it might be in our drive to up-sale that is perhaps extending the sales cycles. And while there may be some of that, it’s happening in our smaller transactions, so we’ve got $40K transactions, $50K, $20K that are also extending out.

So if you look at the forecast misses that are occurring, they are occurring not only in our bigger deals, but in our smaller transactions as well.

Kirsten Edwards - ThinkEquity Partners

OK. And is this also occurring among your very senior salespeople’s relationships? It’s not just the fact that you have a lot more new people onboard right now?

Bob Bowen - Scientific Learning - Chairman and CEO

Well, there definitely is a factor with the new people so we’ve analyzed this both ways but we also see it even with our most senior people. Our most senior people and our senior sales managers have been enormously surprised by this. Their typical indicators that they use for their forecasting, that they’ve built over many years, are just not working for them, and they’ve had to adjust.

So, if they have X amount in their pipeline and they look across 10 sales reps, they can generally count on closing a certain percentage of that. But now those percentages are coming in lower than expected. The second week in a quarter we hard fix our forecast and hold managers accountable to that forecast.

And we’ve now got four years of history to see what the typical close rate is for that fixed forecast in the second week of the quarter. What we’re seeing now for about five quarters is that we’re closing under the historical rate level. So the pipelines keep going up, but our close ratio has dropped down for the last few quarters.

It had been going the other way. We had been getting higher and higher close rates. Now we’ve seen this reversal. The way we’re planning on fixing the problem is not assuming we’re going to shorten the sales cycle; instead, we’re going to drive that pipeline — keep driving that pipeline up and then accept these lower close ratios. If we get surprised on the positive, that will be good news. We believe that the close rates are going to stabilize.

It looks like it’s stabilizing so we don’t think that the cycles are going to continue to extend but we’re going to continue to adjust to what the history has been over the past five quarters and use that as a base for our forecasting and planning for 2006.

Kirsten Edwards - ThinkEquity Partners

OK. So did you say that in the past - in just the third quarter you saw the close ratio go down ...

Bob Bowen - Scientific Learning - Chairman and CEO

We’ve seen the close ratio go down in the past five quarters.

Kirsten Edwards - ThinkEquity Partners

OK. And what was the recent change that you did see?

Bob Bowen - Scientific Learning - Chairman and CEO

What we’re saying now is that we’re going to accept this pattern of a lower close ratio. We’re not going to make any assumption about returning to a more historical close ratio. We’re going to use this lower close ratio as our forecasting mechanism. To get to the goals we want for 2006, we’re going to use that lower close ratio and drive these pipelines up with the increased capacity that we’ve got.

Kirsten Edwards - ThinkEquity Partners

OK. Great. I’ll pass it on.

Bob Bowen - Scientific Learning - Chairman and CEO

OK. Thanks, Kirsten.

Operator

And your next question comes from the line of Payne Lancaster with EFO Holdings.

Payne Lancaster - EFO Holdings - Analyst

Good Afternoon, all. My question has to do with your sales force and their ability to sell your product. In your opinion, are you more in favor of a slower sales cycle, softer sell, more hand holding followed by less maintenance and support versus kind of a nastier, harder, more aggressive sale followed by more maintenance and support? The reason why I ask the question is that it seems like your customer base, as near as I can tell, is really content with your product. And it just seems that at the end of the day they’re going to be happy. It seems like maybe the second option may be the way to go. Is that what you’re doing, and what do you think about those two issues?

Bob Bowen - Scientific Learning - Chairman and CEO

Well - I’m not sure which was first and second in your comparison, but I definitely don’t buy the nasty scenario. I buy aggressive, not nasty ...

Payne Lancaster - EFO Holdings - Analyst

Well, that’s what I really meant, I’m sorry.

Bob Bowen - Scientific Learning - Chairman and CEO

OK. Is that what you mean?

Payne Lancaster - EFO Holdings - Analyst

Yeah.

Bob Bowen - Scientific Learning - Chairman and CEO

That I buy. Yes.

What we’re really trying to do with our experienced sales reps is to focus them on the sales side of the equation. We’re trying more and more to keep them out of the implementation side, which you may be putting on this support/maintenance side of the equation.

We don’t want them spending a lot of time post sale working in the implementation. We want our service professionals doing that — taking ownership of the implementation. Now, if you look at the way our cycles work, typically when we first go into a district, we will get somewhere between one and three schools. We prefer three but generally get between one and three schools. So what the school district’s really doing when they first start with us is they want to prove this research for themselves and try it out and see how that works.

Payne Lancaster - EFO Holdings - Analyst

OK.

Bob Bowen - Scientific Learning - Chairman and CEO

OK. And then we expand. So in this quarter, about 76% of our sales for the quarter came from existing customers. One of our key metrics is to focus in on expanding. What we want our sales folks to do is to make the initial sales. We want our service people then to come in and make sure that implementation is very good and very sound. Then, of course, our salespeople go back in to sell up.

We don’t want our salespeople involved day to day in the implementation because that’s a real productivity drain. We assign our sales professionals, particularly our experienced people, a very aggressive sales quota. We want them focused on selling, not servicing.

We have service people that come in on the service side of the equation, and we sell those services; we’re not giving them away. We want to make an acceptable margin. I think we’ve been running in the upper 40% range, but our goal is to stay in that 40%, 45% range for our professional services.

Payne Lancaster - EFO Holdings - Analyst

OK. And what is the typical protocol - what are the consequences to a non-performing salesperson?

Bob Bowen - Scientific Learning - Chairman and CEO

They don’t stay here. We’re very aggressive about moving non-performing sales reps out. Most of our sales reps that we hire are very experienced sales professionals. They all have ten or more years selling technology-based solutions into K-12 education. It’s a little bit different here because we are selling a real innovation. We’re selling something very different.

Payne Lancaster - EFO Holdings - Analyst

Yes.

Bob Bowen - Scientific Learning - Chairman and CEO

We’re doing something very different and sometimes even though we’re hiring people that have been very successful, it just doesn’t fit. So we are very, very aggressive. I conduct regular — what we call HR reviews. We review performance, not only of our sales reps, but our entire organization. We are very aggressive with sales reps.

We have moved about six reps out of our organization this year. We have been very fortunate at replacing reps very rapidly, and we continue to attract very high talent. We have been very pleased with that.

As I mentioned, we hired our first district sales manager. She’s a very experienced person. In fact, our VP of sales and I have both worked with this individual before, and she brings us great potential. We are very pleased about that.

Another thing that we have done is to add a second tier in our sales organization. This second tier of reps are called account representatives versus account managers. They generally are people with five years or less in selling technology-based solutions in the K-12 market. They are brought in at lower salaries and given lower risk territories so that we can test their fit into the organization. They are typically mentored by a more senior account manager. We brought in seven of these account reps. We have now eliminated two of those, and of the remaining five, we believe that three or four of those will be promoted in 2006 to account managers. They have done very well. Their pipelines are very good, and they are starting to put some numbers up.

So this has given us another way to bring in a younger, less experienced person and groom them over a one to three year period to take on an account manager role. Our idea here is two to three years up to an account manager or move them out of the organization.

So we try to be very aggressive — fair but aggressive in the fit and performance level.

Payne Lancaster - EFO Holdings - Analyst

Great. Thank you.

Operator

And your next question comes from the line of Geoffrey Nixon with MCM.

Bob Bowen - Scientific Learning - Chairman and CEO

Hey, Geoff.

Geoffrey Nixon - MCM - Analyst

Good afternoon. I’m just wondering if you could give me an update on the rollout in Philadelphia, what metrics you’re using to measure it and whether it is a reference account for you now.

Bob Bowen - Scientific Learning - Chairman and CEO

Philadelphia is very definitely a reference account. We take customers in there very regularly. And of course periodically Paul Vallas or members of his staff speak for us at major educational conferences about their initiative program, which includes Fast ForWord. Paul has had personal experience with Fast ForWord so that’s always good and makes for a great reference account.

Fast ForWord has been rolled out to 256 Philadelphia schools at all levels. It is used primarily for struggling readers. They start with very low-performing kids and move up. So the kids who are the furthest behind (kids that are failing on AYP) get Fast ForWord first, and then they move up the spectrum. So this time of year they are really concentrating in on the kids who are the furthest behind. As they move into the second semester they pick up the basic level kids. They typically get through two to three products in a year with the targeted kids.

Of course they run, for us, the largest number of students in the country, and they have a very high utilization rate per school in the district. They also run at all levels, so they’re a great reference, because they can talk about elementary, middle school and high school. They can also talk about ESL students and Special Ed students, and they have very good control test studies that they have done comparing students who have used Fast ForWord from students who are randomly selected not to go through Fast ForWord for the study period.

Those students who don’t go through Fast ForWord will get it later, but ...

Geoffrey Nixon - MCM - Analyst

So, for a struggling reader they first go through language, then on to language to reading, and then they start on the reading program?

Bob Bowen - Scientific Learning - Chairman and CEO

Then they start on reading.

Geoffrey Nixon - MCM - Analyst

So they’re doing your program all year.

Bob Bowen - Scientific Learning - Chairman and CEO

Typically, for the targeted kids who do Fast ForWord all year, they would get to a Reading product. However, I would tell you that when they get into the second semester, then they expand that and they get some of the bubble students. The bubble kids will probably only go through one product.

Geoffrey Nixon - MCM - Analyst

Mm-hmm. At some point - let’s say a third grader has had a year of Fast ForWord. He’s done. Maybe he might do Reading 3 or Reading 4 or something ...

Bob Bowen - Scientific Learning - Chairman and CEO

That’s right.

Geoffrey Nixon - MCM - Analyst

And so you’ve been in some schools for three or four years?

Bob Bowen - Scientific Learning - Chairman and CEO

Yes.

Geoffrey Nixon - MCM - Analyst

So in that third grade class that’s now fourth or fifth grade, are they moving up with their class?

Bob Bowen - Scientific Learning - Chairman and CEO

Yes.

Geoffrey Nixon - MCM - Analyst

They are.

Bob Bowen - Scientific Learning - Chairman and CEO

One thing we’re working to obtain is an assessment tool. We have five full time service professionals working in Philadelphia every day, and they get to see the state test results. They are told repeatedly that the test results from the schools that have been at Fast ForWord the longest and the students who have had Fast ForWord are outperforming the students who do not get Fast ForWord.

At this point in time we don’t have that data in an organized way, nor has it been released to us by the district in a way that we can share. We do, however, encourage the districts visiting

Philadelphia to ask for that data, and the schools they visit in the District are good about sharing it with them.

Yes, we are very encouraged by what we are seeing for the schools and the students who have used Fast ForWord the longest.

Geoffrey Nixon - MCM - Analyst

Mm-hmm.

Bob Bowen - Scientific Learning - Chairman and CEO

One of the great things about Fast ForWord is that it is enduring. So once the student completes Fast ForWord there is no need to repeat it – so long as they got through the content.

Geoffrey Nixon - MCM - Analyst

Mm-hmm. Yeah. OK. Great. Thank you.

Bob Bowen - Scientific Learning - Chairman and CEO

Thanks Geoff.

Operator

(Operator Instructions)

And sir, there are no further questions at this time.

Bob Bowen - Scientific Learning - Chairman and CEO

Thank you, operator. Just to let everyone know that Jane and I will be available if you have individual questions please feel free to give either one of us a call today or tomorrow. Either one. I know on the East Coast it’s late, but tomorrow we’ll be glad to answer any additional questions that you might have.

Again, we thank you for your time and your continued interest and support for the business. Thank you. Thank you operator.

Operator

Ladies and gentlemen, we thank you for your participation in today’s conference. This concludes the presentation and you may now disconnect. Have a great day.

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Scientific Learning Corporation
Supplemental Information

Reconciliation of Booked Sales, Revenue and Change in Deferred Revenue

$s in thousands

	Third Quarter		Year Ended December 31,

	2004	2005	2004	2005 Estimated Range

Booked Sales	$6,477	$9,171	$37,260	$34,500	$35,500
Less Revenue	8,290	9,812	30,976	41,000	42,000

Net (Decrease) increase in current and long-term deferred	$(1,813)	$(641)	$6,284	$(6,500)	$(6,500)

Beginning balance in current and long-term deferred	27,538	19,047	19,500	25,784	25,784
Ending balance in current and long-term deferred	$25,725	$18,406	$25,784	$19,284	$19,284

Booked sales is a non-GAAP financial measure that we believe to be a useful measure of the current level of business activity both for management and for investors. Booked sales equals the total value (net of allowances) of software and services invoiced in the period. Because a significant portion of our revenue is recognized over a period of months, booked sales is a better indicator of current activity. The table above shows the reconciliation of booked sales, revenue, and changes in deferred revenue.

The information included above for the 2005 full year is a projection, subject to the safe harbor created by Section 27A of the federal securities law. This projection is subject to substantial risks and uncertainties. Actual results may differ materially as a result of many factors, including but not limited to: general economic conditions; the extent of acceptance and purchase of the Company’s products by target customers; seasonality and sales cycles in Scientific Learning’s markets; competition; availability of funding to purchase the Company’s products and generally available to schools; the extent to which the Company’s marketing, sales and implementation strategies are successful; the Company’s ability to continue to demonstrate the efficacy of its products, which depends on how the programs are administered, the demography of participants and other factors; the Company’s ability to recruit and retain key personnel; the Company’s ability to timely execute its new product development strategies; pricing pressures; and other risks detailed in the Company’s SEC reports.

November 9, 2005